Exhibit 2.10

MASTER AGREEMENT
In Santiago, Chile, as of September 10, 2020 (the “Effective Date”), this master agreement (this “Agreement”) is made and entered into as by and among, (A) LAUREATE INTERNATIONAL, B.V., a private limited liability company (besloten vennoostschap) incorporated according to the laws of the Netherlands, Chilean tax identification number 59,085,750-5; LAUREATE I, B.V., a private limited liability company (besloten vennoostschap) incorporated according to the laws of the Netherlands, Chilean tax identification number 59,085,740-8; and SERVICIOS REGIONALES UNIVERSITARIOS LE, S.C., a company (sociedad civil) incorporated according to the laws of Mexico, Chilean tax identification number 59,294,380-8 (collectively, the “Controlling Entities”), all represented by Mr. Rick Sinkfield and domiciled for this purposes at Avenida Kennedy 5454, Oficina 904, Las Condes, Santiago, Chile; and (B) FUNDACIÓN EDUCACIÓN Y CULTURA, a Chilean non-for-profit foundation, tax identification number 53,334,445-3, represented by Mr. Jorge Selume Zaror, both domiciled for this purpose in Av. Andrés Bello 2711, Piso 8, Las Condes, Santiago, Chile (“Fundación”);

RECITALS:

WHEREAS, the Controlling Entities are wholly owned subsidiaries of Laureate Education, Inc. (“Laureate”), a public benefit corporation incorporated in accordance with the laws of the state of Delaware, United States of America;

WHEREAS, through the Controlling Entities, Laureate controls several educational institutions in Chile, some of which are non-for-profit universities and others are for-profit professional institutes, all in accordance with the Law of Higher Education, as defined below;

WHEREAS, Fundación is a Chilean non-for-profit foundation, whose sole members are Sociedad Educacional SES and Sociedad Educacional Gundemara;

WHEREAS, the controllers of Sociedad Educacional SES and Sociedad Educacional Gundemara are respectively Mr. Jorge Selume Zaror and Mr. Juan Antonio Guzmán Molinari, both of which have substantial experience in the Chilean higher education sector;
WHEREAS, Laureate wishes to transfer the whole of the control of its Chilean educational institutions to a Chilean non-for-profit institution, and Fundación wishes to obtain the whole of the control of said educational institutions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS.
Section a..   Defined Terms. As used in this Agreement, the following terms shall have the meaning set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms defined):
“Active Members means LDES and LCHII.
“Affected Company” has the meaning set forth in Section 10.03.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether through the ownership of voting securities, by contract or otherwise.
“AIEP” means Instituto Profesional AIEP SpA., a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.
“AIEP Acquiror” means UNAB.
“AIEP Entities” means jointly IP AIEP, CFT AIEP and AIEP Regional.
“AIEP Regional” means Centro de Formación Técnica AIEP Regional SpA., a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.

“Business Day” means any day on which banks are not authorized to be closed in Santiago, Chile or the City of New York.
“Campvs Mater” means Campvs Mater SpA., a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.
“CFT AIEP” means Centro de Formación Técnica Instituto AIEP SpA., a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.
“Ch$” means Chilean pesos, the legal currency of Chile.
“Chilean Withholding Taxes” means the amounts determined in accordance with Section 2.07. and Section 3.05. that Fundación and AIEP Acquiror, respectively, are required to withhold in accordance with Article 74 of the Chilean Income Tax Law (Decree Law No. 824 of 1974, as amended) in respect of the LDES Shares Purchase Price and the LDES Education Shares Purchase Price.

“Claim Notice” has the meaning specified in Section 10.01.
“Closing” and “Closing Date” has the meaning specified in Section 4.01.
“Confidential Information” means any information concerning the business and affairs of any of the Universities, the Educational Institutions or the Relevant Companies, but excludes information that is or becomes public knowledge other than as a direct or indirect result of any breach of this Agreement.
“Controlling Entities” has the meaning set forth in the Preamble to this Agreement.
“Controlling Entities’ Breach of Warranties” has the meaning set forth in Section 9.01.
“Directive Boards” means the board of directors of each of the Universities.
“Disagreement Notice” has the meaning specified in Section 10.03.
“Educational Institutions” means SECSA, EMM and AIEP.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“EMM” means Instituto Profesional Escuela Moderna de Música SpA., a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.

“Employee” means an employee of an Educational Institution having signed a labour agreement governed by the Chilean Labour Code.
“Exhibits” has the meaning set forth in Section 14.02.
“Financial Statements” means (a) the audited balance sheet of AIEP, EMM, LCHII and Inmobiliaria e Inversiones San Genaro Dos SpA as of December 31, 2019 and December 31, 2018, and the related audited statements of operations, changes in stockholders’ equity and cash flows for the years then ended, together with the related notes and schedules thereto and the unqualified report and certification of the independent public accountants relating thereto; (b) the unaudited balance sheet of SECSA, LDES, Campvs Mater, CFT AIEP and AIEP Regional as of December 31, 2019 and (c) the unaudited balance sheet of each of the Educational Institutions and the Relevant Companies as of July 31, 2020 and the related unaudited statements of operations, changes in stockholders’ equity and cash flows of the Educational Institutions and Relevant Companies for the seven (7) months then ended.
“Fundación” has the meaning set forth in the Preamble to this Agreement.
“Fundación’s Breach of Warranties” has the meaning set forth in Section 9.05.
“Fundamental Representations” means the representations and warranties of the Controlling Entities contained in Section 7.01. (Organization), Section 7.02. (Authority), Section 7.03. (Ownership), Section 7.04. (Corporate Approvals) and Section 7.05 (No contravention).
“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination, or award of any Governmental Authority.
“Governmental Authority” means any federal, state, regional, municipal or local government or political subdivision thereof, any foreign government or any court of competent jurisdiction, administrative agency, division, subdivision, department, bureau, branch, office or commission or other governmental or regulatory authority or instrumentality, in each case with competent jurisdiction.
“IEDE Mexico” means Institute for Executive Development Mexico SA de CV, a variable capital corporation (sociedad anónima de capital variable) incorporated according to the laws of Mexico.
“IESA” means Inmobiliaria Educacional SpA, a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.
“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board and as applied in Chile.

“Indae” means Instituto Nacional de Computación y Administración de Empresas Limitada, a limited liability company (sociedad de responsabilidad limitada) incorporated according to the laws of the Republic of Chile.
“Indae Purchase Agreement” means the agreement between Laureate SPA and Laureate Holding SpA as sellers and Fundación and Sociedad Educacional SES as buyers, for the sale of all of the rights in INDEA, for a total price of US$600,000.
“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including all (a) patents, patent applications and invention disclosures; (b) trademarks, trade names, trade dress, logos, Internet domain names, corporate names and other similar designations of source or origin, together with all translations, adaptations, derivations and combinations thereof, together with the goodwill symbolized by any of the foregoing; (c) copyrights and copyrightable subject matter, moral rights, and rights of attribution and integrity; (d) inventions, trade secrets and other confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, models, methodologies, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) rights in computer software, whether in source code, object code or other form, data, databases, algorithms, technology supporting the foregoing, and all documentation (including comments, user manuals, and training materials) related to the foregoing; and (f) applications, registrations and renewals for the foregoing.
“Laureate” has the meaning set forth in the Recitals to this Agreement.
“Law” means all applicable laws, statutes, codes, constitutions, rules, regulations, ordinances, decisions, injunctions, court decision or rulings of any Governmental Authority and all applicable Governmental Orders.
“Law of Higher Education” means Chilean Law No. 21,091, as amended.
“LCH Education” means LE Educacional SpA., a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.
“LCH Education Capital Increase” has the meaning set forth in Section 4.02.   (v).
“LCHII” means Laureate Chile II SpA, a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.
“LDES” means Laureate Desarrollos Educacionales SpA., a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.

“LDES Education” means LDES Educacional SpA, a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.
“LDES Education Shares” means 141,334,915 shares issued by LDES Education, which represent all issued and outstanding shares of LDES Education.
“LDES Education Shares First Installment” means $ 192,050,000.
“LDES Education Shares Second Installment” means $ 22,575,000, less any deductions, if applicable, as set forth in Section 9.02..
“LDES Education Shares Purchase Price” means the LDES Education Shares First Installment plus the LDES Education Shares Second Installment.
“LDES Sellers” means Laureate International, BV and Laureate I, BV.
“LDES Shares” means 98,539,855 shares issued by LDES, which represent all issued and outstanding shares of LDES.
“LDES Shares Purchase Price” means $ 3,000,000.
“Leases” means the lease agreements entered into between the Educational Institutions and various Persons with respect to real estate.
“Legal Action” has the meaning set forth in Section 10.03.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, usufruct, charge, security interest, right of first refusal, preemptive right, option, condition or restriction on voting rights, encumbrance or other adverse claim of any kind in respect of such asset, including, without limitation, any Liens relating to Taxes.
“Loss” means any losses, damages, claims, costs, liabilities, payments, Taxes, fines, assessments and expenses, interest, awards, settlements, judgments and penalties (including reasonable attorneys’, accountants’ and consultants’ fees and expenses) imposed upon or otherwise suffered or incurred by a Person, but excluding any indirect losses or moral or punitive damages.
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Relevant Companies or the Educational Institutions taken as a whole , or(ii) the ability of the Parties to perform its Obligations under this Agreement, as the context requires.
“New San Genaro Dos” means Nueva San Genaro Dos SpA., a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile that subsequently merged into AIEP.

“Obligation” means any obligation of a Person, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, financial or otherwise.
“Ordinary Course of Business”: an action taken by or on behalf of a Person shall not be deemed to have been taken in the “Ordinary Course of Business” unless such action is recurring in nature, is consistent with the Person’s past practices and is taken in the ordinary course of the Person’s normal day to day operations.
“Person” means any individual, partnership, firm, joint venture, trust, incorporated organization, association, corporation, institution, party, entity, governmental authority or other entity.
“Pre-Closing Tax Period” has the meaning set forth in Section 13.01.
“Real Estate” means the real estate mentioned in Exhibit 7.10 hereto, owned by AIEP.
“Relevant Companies” means LDES, LDES Education, LCHII, LCH Education, Campvs Mater, CFT AIEP, AIEP Regional and New San Genaro Dos.
“SECSA” means Sociedad Educacional Campvs SpA., a stock corporation (sociedad por acciones) incorporated according to the laws of the Republic of Chile.
“Shares” means the LDES Shares and the LDES Education Shares.
“Special Indemnities” has the meaning set forth in Section 9.02.
“Straddle Period” has the meaning set forth in Section 13.02.
“Subsidiary” means the for-profit entities owned or controlled, directly or indirectly, by a Person.
“Tax” or “Taxes” means any and all taxes (including, without limitation, any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, valueadded tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, property tax, occupation tax, occupancy tax, municipal license tax, gift tax, withholding tax or payroll tax), levies, assessments, charges or fees, or other governmental taxes or charges, imposed, assessed or collected by or under the authority of any Governmental Authority, as well as any refund, interest, penalties or additions to tax attributable to any such taxes.
“Tax Certificate” shall have the meaning set forth in Section 2.07.1 and Section 3.03.1

“Tax Refund” shall mean monetary reimbursements owing to Taxes determined by a Governmental Order originated in (i) the collection of dividends or profits by the Educational Institutions and/or Relevant Companies during commercial years 2017, 2018 and 2019; (ii) the payment of provisional Taxes during commercial years 2017, 2018 and 2019, in each case resulting from a request made by the Educational Institutions or the Relevant Companies to the competent Governmental Authority before the Closing Date; or (iii) any other Tax refunds (or credits in lieu of cash Tax refunds arising from (i) or (ii) above actually received from the Closing Date and until the first anniversary of the Closing Date.
“Tax Refund Amount” shall mean the amount of $5,100,000.
“Tax Returns” means any and all returns, sworn statements, reports, claim for refund, documents, certificates and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed or supplied to any Governmental Authority, or provided for under applicable Law, in connection with the determination, withholding, assessment, collection or payment of Taxes.
“UDLA” means Universidad de Las Américas, a Chilean, private post-secondary education institution, fully autonomous, which is incorporated as a non-for-profit private corporation and is subject to the Law of Higher Education.
“UNAB” means Universidad Andrés Bello a Chilean, private post-secondary education institution, fully autonomous, which is incorporated as a non-for-profit private corporation and is subject to the Law of Higher Education.
“Universities” means UNAB, UDLA and UVM.
“US Dollar” or “$” means United States dollars, the legal currency of the United States of America.
“UVM” means Universidad de Viña del Mar, a Chilean, private post-secondary education institution, fully autonomous, which is incorporated as a non-for-profit private corporation and is subject to the Law of Higher Education.
Section b..   Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
1...   when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article of or a Section of or an Exhibit to, this Agreement;

2...   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
3...   whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
4...   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
5...   all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;
6...   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
7...   references to a Person are also to its successors and permitted assigns; and
8...   the use of “or” is not intended to be exclusive unless expressly indicated.
ARTICLE 2.
CONTROL OF THE UNIVERSITIES, SECSA AND EMM.
Section a..   Purchase and Sale of the LDES Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Date, each of the LDES Sellers hereby sells, assigns, transfers and delivers to Fundación, and Fundación hereby purchases, assumes, acquires and accepts from each of the LDES Sellers, the LDES Sellers’ right, title and interest in and to the LDES Shares set forth opposite to each LDES Seller’s name in Exhibit 2.01, free and clear of all Liens.
Section b..   Purchase price. At the Effective Date, Fundación hereby pays $3,000,000, which is equivalent to the LDES Shares Purchase Price, in US Dollars, in immediately available funds by wire transfer, to the LDES Sellers’ designated accounts set forth in Exhibit 2.02, allocated to each LDES Seller as set forth in Exhibit 2.01.
Section c..   Deliveries from Controlling Entities to Fundación. At the Effective Date, each of the Controlling Entities hereby deliver or cause to be delivered to Fundación, the following:

(i)certificates evidencing the LDES Shares under the name of Fundación and the cancellation of the share certificates issued to the Controlling Entities evidencing the LDES Shares;
(ii)a copy of the shareholders ledger (registro de accionistas) of LDES with due registration of the transfer of the LDES Shares to Fundación;
(iii)duly executed share transfer forms (traspasos de acciones), substantially in the form attached hereto as Exhibit 2.03(iii);
(iv)resignation letters, effective as of the Effective Date, duly executed by each director of LDES and its Subsidiaries, which resignations waive all claims against LDES and its Subsidiaries in the form attached hereto as Exhibit 2.03 (iv); and
(v)resignation letters, effective as of the Effective Date, duly executed by each of the members of the Directive Boards listed in Exhibit 2.03 (v), which resignations waive all claims against the Universities in the form attached hereto as Exhibit 2.03 (v).
Section d..   Deliveries from Fundación to Controlling Entities. At the Effective Date, Fundación hereby delivers or causes to be delivered to the Controlling Entities, the following:
(i)wire transfer of immediately available funds to such account designated by the Controlling Entities set forth in Exhibit 2.02 in an amount equal to the LDES Shares Purchase Price, as reduced by an amount equal to the applicable Chilean Withholding Taxes as provided in Section 2.07.2; and
(ii)duly executed share transfer forms (traspasos de acciones), substantially in the form attached hereto as Exhibit 2.03(iii).
Section e..   Transfer of LDES Shares. At the Effective Date, the LDES Shares are hereby transferred by the Controlling Entities to Fundación with all their economic and corporate rights, free of all Liens that may limit or constrain in any manner their ownership, possession, holding, transferability, right of vote or right of use.
Section f..   Control of Universities. Immediately following the transfer of the LDES Shares from the Controlling Entities to Fundación, Fundación shall cause the Active Members to celebrate an Extraordinary Assembly of Active Members (Asamblea Extraordinaria de Socios Activos) of each of the Universities in which the Active Members shall appoint members of each of the Directive Boards to replace those that have resigned pursuant to Section 2.03 (v).

Section g..   Withholding Taxes.
1...   The parties acknowledge that the sale of all LDES Shares from LDES Sellers to Fundación is subject to Chilean Withholding Taxes. LDES Sellers shall determine as required by applicable Law, the amount of such Chilean Withholding Taxes and the mechanism under which Chilean Withholding Taxes shall apply. Fundación shall withhold and pay any Chilean Withholding Taxes as directed by the LDES Sellers, being the amount set out in the certificate delivered by the LDES Sellers at the Effective Date (the “Tax Certificate”) attached hereto as Exhibit 2.07.1, which Tax Certificate will also set out the calculation of such amount.
2...   To the extent that amounts are withheld by Fundación under Section 2.07.1., such withheld and deducted amounts will be paid as promptly as possible and in any event within the time periods provided under applicable Laws to the applicable Tax authority and, to the extent so paid to such Tax authority, will be treated for all purposes of this Agreement as having been paid to the LDES Sellers in respect of which such deduction and withholding was made by Fundación; provided, that, Fundación shall furnish the LDES Sellers with evidence of payment of the respective Chilean Withholding Taxes as soon as reasonably practicable.
3...   In case the sale of the LDES Shares would not result in a gain subject to tax in Chile for the LDES Sellers, which will be set out in the Tax Certificate, Fundación shall not withhold and pay any Chilean Withholding Taxes.
4...   Other than as set out in this Section 2.07., payment of the LDES Purchase Price shall be made in full without any withholding or set off or deduction for on account of any counterclaim.
ARTICLE 3.
CONTROL OF AIEP ENTITIES.
Section a..   Purchase and Sale of the LDES Education Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing Date, each of the Controlling Entities shall sell, assign, transfer and deliver to AIEP Acquiror, and Fundación shall cause AIEP Acquiror to purchase, assume, acquire and accept from each of the Controlling Entities, the Controlling Entities’ right, title and interest in and to the LDES Education Shares set forth opposite to each Controlling Entities’ name in Exhibit 3.01, free and clear of all Liens. AIEP Acquiror shall assume all rights and obligations set forth in this Agreement.
Section b..   Purchase Price. The purchase price for the LDES Education Shares shall be equal to the LDES Education Shares Purchase Price, which shall be paid as follows:

1...   At the Closing Date, the AIEP Acquiror shall pay the LDES Education Shares First Installment, in US Dollars, in immediately available funds by wire transfer, to the Controlling Entities’ designated accounts set forth in Exhibit 2.02, allocated to each Controlling Entity as set forth in Exhibit 3.01.
2...   No later than the first anniversary of the Closing Date, the AIEP Acquiror shall pay the LDES Education Shares Second Installment, in US Dollars, in immediately available funds by wire transfer, to the Controlling Entities’ designated accounts set forth in Exhibit 2.02, allocated to each Controlling Entity as set forth in Exhibit 3.01.
Section c..   Withholding Taxes.
1...   The parties acknowledge that the sale of all LDES Education Shares from the Controlling Entities to AIEP Acquiror is subject to Chilean Withholding Taxes. The Controlling Entities shall determine as required by applicable law, the amount of such Chilean Withholding Taxes and the mechanism under which Chilean Withholding Taxes shall apply. AIEP Acquiror shall withhold and pay any Chilean Withholding Taxes as directed by the Controlling Entities, being the amount set out in the Tax Certificate delivered by the Controlling Entities at Closing, which Tax Certificate will also set out the calculation of such amount with respect to the LDES Education Shares First Installment and the LDES Education Shares Second Installment.
2...   To the extent that amounts are withheld by AIEP Acquiror under Section 3.03.1. , such withheld and deducted amounts will be paid as promptly as possible and in any event within the time periods provided under applicable Laws to the applicable Tax authority and, to the extent so paid to such Tax authority, will be treated for all purposes of this Agreement as having been paid to the Controlling Entities in respect of which such deduction and withholding was made by AIEP Acquiror; provided, that, AIEP Acquiror shall furnish the Controlling Entities with evidence of payment of the respective Chilean Withholding Taxes as soon as reasonably practicable.
3...   In case the sale of the LDES Education Shares would not result in a gain subject to tax in Chile for the Controlling Entities, which will be set out in the Tax Certificate, AIEP Acquiror shall not withhold and pay any Chilean Withholding Taxes.
4...   Other than as set out in this Section 3.03., the payment of the LDES Education Purchase Price shall be made in full without any withholding or set off or deduction for on account of any counterclaim, except as provided in Section 9.02.
ARTICLE 4.
CLOSING.

Section a..   Closing Date. The closing of the purchase of the LDES Education Shares (the “Closing”) shall take place at the offices of Barros & Errázuriz Abogados, Av. Isidora Goyenechea 2939, Piso 10, comuna de Las Condes, Santiago, Chile as soon as possible, but in no event later than the date which is one Business Day after the Effective Date (the “Closing Date”), provided that the conditions stated in ARTICLE 5 have been satisfied or, when permissible, waived (by the party entitled to waive the condition) and continue to be satisfied.
Section b..   Deliveries from Controlling Entities to AIEP Acquiror. At the Closing Date, the Controlling Entities shall deliver or cause to be delivered to AIEP Acquiror, the following:
(i)certificates evidencing the LDES Education Shares under the name of AIEP Acquiror and the cancellation of the share certificates issued to the Controlling Entities evidencing the LDES Education Shares;
(ii)a copy of the shareholders ledger (registro de accionistas) of LDES Education with due registration of the transfer of the LDES Education Shares to the AIEP Acquiror;
(iii)duly executed share transfer forms (traspasos de acciones), substantially in the form attached hereto as Exhibit 4.02 (iii); and
(iv)resignation letters, effective as of the Closing Date, duly executed by each director of LDES Education and its Subsidiaries which resignations waive all claims against LDES Education and its Subsidiaries in the form attached hereto as Exhibit 2.03 (iv).
(v)evidence of filing of Form 50 before the Servicios de Impuestos Internos demonstrating payment of all withholding Taxes on capitalized interest arising from the capital increase of LCH Education dated August 14, 2020 (the “LCH Education Capital Increase”).
(vi)the Tax Certificate pursuant to Section 3.03.1
Section c..   Deliveries from AIEP Acquiror to Controlling Entities. At the Closing Date, the AIEP Acquiror shall deliver or cause to be delivered to the Controlling Entities, the following:
(i)wire transfers of immediately available funds to such account designated by the Controlling Entities set forth in Exhibit 2.02 in an amount equal to the LDES Education Shares First Installment ,as reduced by an amount equal to the applicable Chilean Withholding Taxes as provided in Section 3.03.2;

(ii)duly executed share transfer forms (traspasos de acciones), substantially in the form attached hereto as Exhibit 4.02 (iii);
Section d..   Transfer of LDES Education Shares. The LDES Education Shares shall be transferred by the Controlling Entities to the AIEP Acquiror with all their economic and corporate rights, free of all Liens that may limit or constrain in any manner their ownership, possession, holding, transferability, right of vote or right of use.
ARTICLE 5.
CONDITIONS TO THE CLOSING.
Section a..   Condition to Obligations of Controlling Entities and AIEP Acquiror. The respective obligations of the Controlling Entities and the AIEP Acquiror to consummate the Closing are subject to the satisfaction of the condition that no Governmental Authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order (whether temporary, preliminary or permanent) which remains in effect, and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.
Section b..   Conditions to Obligations of Controlling Entities. The obligation of Controlling Entities to consummate the Closing shall be subject to the satisfaction (or waiver by the Controlling Entities) of the following conditions at or prior to the Closing Date:
a.Indae Purchase Agreement. The Indae Purchase Agreement shall have been executed.
b.Representations and Warranties. Each of the representations and warranties of the Fundación contained in this Agreement shall be true and correct in all material respects, as of the date made and, except as specifically contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made as of the Closing Date, and the Controlling Entities shall have received from the Fundación a certificate of an authorized executive officer of the Fundación to such effect substantially in the form attached hereto as Exhibit 5.02 (ii).
c.Covenants. All covenants contained in this Agreement to be performed and complied with by Fundación and AIEP Acquiror, as applicable, on or before the Closing Date shall have been performed and complied with on all material respects by the Closing Date and the

Controlling Entities shall have received from AIEP Acquiror a certificate of an authorized executive officer of AIEP Acquiror to such effect substantially in the form attached hereto as Exhibit 5.02 (iii).
d.Resolutions and powers of attorney. The Controlling Entities shall have received from the AIEP Acquiror (i) certified copies of resolutions duly adopted by the board of AIEP Acquiror authorizing the execution and performance of this Agreement and the transactions contemplated hereby and such resolutions shall not have been revoked and shall remain in full force and effect and (ii) powers of attorney of the AIEP Acquiror, duly executed and legalized, authorizing their representatives to purchase the LDES Education Shares.
Section c..   Conditions to Obligations of AIEP Acquiror. The obligation of AIEP Acquiror to consummate the Closing shall be subject to the satisfaction (or waiver by the AIEP Acquiror) of the following conditions at or prior to the Closing Date:
e.Indae Purchase Agreement. The Indae Purchase Agreement shall have been executed.
f.Representations and Warranties. Each of the representations and warranties of the Controlled Entities contained in this Agreement shall be true and correct in all material respects as of the date made and, except as specifically contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made as of the Closing Date, and AIEP Acquiror shall have received from the Controlling Entities a certificate to such effect substantially in the form attached hereto as Exhibit 5.03 (ii).
g.No Material Adverse Effect. Since the Effective Date, nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect.
h.Covenants. All material covenants contained in this Agreement to be performed and complied with by the Controlling Entities on or before the Closing Date shall have been performed and complied with on all material respects by the Closing Date and AIEP Acquiror shall have received from the Controlling Entities a certificate to such effect substantially in the form attached hereto as Exhibit 5.03 (iv).
i.Resolutions and powers of attorney. The AIEP Acquiror shall have received from the Controlling Entities (i) certified copies of resolutions duly adopted by the board of directors (or shareholders meetings, if necessary) of the Controlling Entities authorizing the execution and performance of this Agreement and the transactions contemplated hereby, and such resolutions shall not have been revoked and shall remain in full force and effect and (ii) powers of attorney of the Controlling Entities, duly executed, legalized and provided with an apostille (to the extent required), authorizing their representatives to sell the LDES Education Shares.
j.The Controlling Entities shall have caused the payment of the amounts due to UNAB by certain Affiliates of the Controlling Entities, as set forth in Exhibit 5.03 (vi).
ARTICLE 6.
COVENANTS.
Section a..   Conduct of LDES Education and Subsidiaries. Between the Effective Date and the Closing Date, except as otherwise contemplated by this Agreement, or with the written consent of Fundación, the Controlling Entities shall cause the business of LDES Education and its Subsidiaries including the AIEP Entities to be conducted only, and the Controlling Entities shall prevent LDES Education and its Subsidiaries including the AIEP Entities, from taking any action except, in the Ordinary Course of Business. Without limiting the foregoing, except as contemplated by this Agreement or with consent of Fundación, the Controlling Entities shall be prohibited and shall prohibit each of LDES Education and its Subsidiaries including the AIEP Entities, between the Effective Date and the Closing Date, from directly or indirectly doing, or proposing or agreeing to do, any of the following:
k.liquidate, dissolve, reorganize, recapitalize or otherwise wind up LDES Education or any of its Subsidiaries or any substantial portion of its business;
l.amend its governing documents in any material respects;
m.issue, sell, grant or transfer any equity securities;
n.dispose of any properties or incur any Liens or permit any Liens to be imposed on any property, other than in the Ordinary Course of Business;
o.incur any indebtedness other than in the Ordinary Course of Business or alter the terms of any indebtedness other than in the Ordinary Course of Business;

p.entering into any contract, commitment or lease outside of the Ordinary Course of Business or entering into, assign, amend, terminate, waive any right or modify in any material respect any Material Contract;
q.taking any action that would result in the failure or non-satisfaction of any condition set forth in this Agreement;
r.declaring, setting aside or paying any dividend or other distribution (whether in cash, stock or property) in respect of, purchasing, redeeming or otherwise acquiring, its capital stock;
s.merging or consolidating with any other Person.
t.make any amendments, outside the Ordinary Course of Business, with respect to tuitions, discounts, scholarships or student financing;
u.increase the salaries, benefits or other compensation payable to employees in a manner inconsistent with the Ordinary Course of Business, or in a manner that does not reflect prevailing market conditions; terminate or hire any employee outside the Ordinary Course of Business or transfer an employee to the Controlling Entities or its Affiliates;
v.authorize any of, or commit, propose or agree to take any of the foregoing actions.
Section b..   Public Announcements.
The initial press release with respect to this Agreement shall be agreed upon by Fundación and the Controlling Entities. Thereafter the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, provided, however, that any Party may make any public disclosure it believes in good faith is mandatory by applicable Law or any listing or trading agreement concerning its publicly traded securities.
Section c..   Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to cause the Closing to occur.
Section d..   Further Action. Each of the Controlling Entities, Fundación and the AIEP Acquiror shall, and shall cause their respective Subsidiaries and Affiliates to, execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby at or after the Closing to evidence the consummation of the transactions contemplated pursuant to this Agreement.

ARTICLE 7.
CONTROLLING ENTITIES’ REPRESENTATIONS AND WARRANTIES.
i.Each of the Controlling Entities hereby represents and warrants to Fundación and the AIEP Acquiror that, except as disclosed through the Exhibits to this Article:
Section a..   Organization.
1...   The Controlling Entities are entities duly organized and existing under the laws of their respective incorporation jurisdictions.
2...   Each of the Educational Institutions and the Relevant Companies: (i) exists and is duly organized and validly existing, according to the laws of the Republic of Chile; and (ii) possesses all the permits, authorizations and certifications from the competent authorities, necessary to develop the activities and businesses that are currently undertaken by them, in the places under the conditions in which they currently operate.
3...   Exhibit 7.01 hereof contains a list of all direct and indirect Subsidiaries of LDES and LDES Education.
4...   The shares of the Educational Institutions and Relevant Companies are owned free of all Liens and have full voting rights, with no restrictions or limitations.
5...   There are no pending subscription rights in favor of any third parties, nor an option or right of any kind that gives the Controlling Entities or its Affiliates, or to third parties, the right to purchase, subscribe or acquire, any title, share or right in the Educational Institutions or the Relevant Companies or to capitalize credits against them.
Section b..   Authority. The Controlling Entities possess sufficient capacity, power and authorization to execute this Agreement and to consummate the transactions contemplated hereby.
Section c..   Ownership.
1...   The Controlling Entities own, beneficially and of record, the Shares. The Shares are free and clear of all Liens, options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to such shares. The Shares have been duly authorized and validly issued, are fully paid and have full voting rights, with no restrictions or limitations. As of the date hereof, Fundación has acquired good and valid title to the LDES Shares and upon Closing AIEP Acquiror will acquire good and valid title to the LDES Education Shares.

2...   The acquisition by Fundación of the LDES Shares shall enable Fundación acquire on the Effective Date whole and exclusive control of the Universities, SECSA and EMM.
3...   The acquisition by AIEP Acquiror of the LDES Education Shares shall enable AIEP Acquiror obtain on the Closing Date whole and exclusive control of of LDES Education and its Subsidiaries, including the AIEP Entities.
Section d..   Corporate approvals. The execution, delivery and performance by each of the Controlling Entities of this Agreement has been duly approved by all requisite action on the part of the Controlling Entities, and the required powers of attorney were duly granted pursuant to the applicable by-laws and regulations. The individuals who appear on behalf of the Controlling Entities, will have, as of the Closing Date, all the necessary powers and authority to execute and perform the Obligations arising under this Agreement including, without limitation, the capacity to own and the faculty to sell the Shares. This Agreement constitutes legal, valid and binding obligation of each of the Controlling Entities, enforceable against each of the Controlling Entities in accordance with its terms.
Section e..   No contravention. The execution and performance of this Agreement and its related agreements and documents (i) does not contravene any provision contained in the by-laws, statutes or other analogous provisions of the Controlling Entities, the Educational Institutions or the Relevant Companies, nor any shareholder agreement or other contract or covenant with respect to Controlling Entities, the Educational Institutions or the Relevant Companies; (ii) as of the Closing Date, will not grant the right to terminate or resolve any contract or agreement to which any Educational Institution or Relevant Company is a party; nor will it mean, directly or indirectly, any breach of any contract in which any Educational Institution or Relevant Company is a party or impose an Obligation on any Educational Institution or Relevant Company; and (iii) does not require the authorization or consent of any Person, under any kind of material contract, including any material credit, concession, licensing and franchise contracts to which the Educational Institutions or the Relevant Companies are parties.
Section f..   Compliance with Laws. Except as set forth in Exhibit 7.06, the Educational Institutions and Relevant Companies have conducted their business in accordance with all Laws and Governmental Orders applicable to them and are not in a violation of any such Law or Governmental Order. Except as disclosed in Exhibit 7.06, none of the Educational Institutions or Relevant Company has, as of the date hereof and during the two-year period prior to the Effective Date received any written notice from any Governmental Authority of any actual, alleged, possible or potential violation of, or noncompliance with, any Law by any Educational Institution or Relevant Company.

Section g..   Financial Statements. Exhibit 7.07 contains true and complete copies of the Financial Statements; and the Financial Statements (i) were derived from the books and records of the Educational Institutions and the Relevant Companies and (ii) are true, correct and complete in all material respects and except as otherwise specified therein, present fairly, in all material respects, the financial position of the Educational Institutions and the Relevant Companies as of the dates thereof and the results of operations, changes in stockholders’ equity and cash flows for the periods covered thereby in accordance with IFRS,or U.S. Gaap, as applicable.
Section h..   Undisclosed Liabilities. Except as set forth on Exhibit 7.08, as of the date of the Financial Statements to the date of this Agreement, the Educational Institutions and the Relevant Companies have been conducted in the Ordinary Course of Business and no Educational Institution or Relevant Company has incurred any Obligations, indebtedness, liabilities or contingencies, that according to IFRS, applied on a consistent basis with the Financial Statements, would require to be reflected in a balance sheet or notes thereto of the Educational Institutions or the Relevant Companies for such period, other than those reflected in the Financial Statements, other than in the Ordinary Course of Business.
Section i..   Assets. (a) Each Educational Institution and Relevant Company is the current owner of, or has a valid leasehold interest in, all goods and assets necessary for the conduct of their business as presently conducted (except those that have been transferred in the Ordinary Course of Business); and (b) All such goods and assets are free of all encumbrances, Liens, forbiddances or limitations that restrict their ownership or use, with exception to those encumbrances, Liens, forbiddances or limitations included in Exhibit 7.09.
Section j..   Real Estate and Leases. (a) Exhibit 7.10 hereof contains details of all the Real Estate and contains details of all the Leases; (b) The description of each of the Real Estate in such Exhibit is, in each case, true, accurate and complete and includes all the information which is needed fully and exactly to identify the Real Estate and the Leases; (c) AIEP has good and valid title to and is the sole legal and beneficial owner of the Real Estate; (d) Each of the Educational Institutions listed therein is fully and solely entitled to the Leases listed under its name in the Exhibit 7.10, is in exclusive occupation of the land the subject of the Leases and has a good title to such Leases, which is in perfect order pursuant to the applicable law; and (e) No Real Estate or Lease is subject to any encumbrance or Lien other than those set out in Exhibit 7.10.
Section k..   Leases. (a) Each Lease complies with all applicable laws and regulations. All Leases and all amendments and modifications thereto are in full force and effect, and there exists no default under any such Leases by the Educational Institutions or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Educational Institutions or any other party thereto; and (b) On termination of any Lease, the Educational Institutions will be under no obligation to restore the land held under that Lease to the state of the land at the start of the Lease.
Section l..   Litigation. Except for the exceptions contained in Exhibit 7.12, as of the date hereof,
1...   There are no suits, claims, petitions, litigation, audits, investigations or any other type of legal action or proceeding (including any civil, labor, criminal, administrative or appellate proceeding) or extra-judicial claims pending, in process or that may be assumed will be initiated, for any motive, against one or more of the Educational Institutions or the Relevant Companies.
2...   No Educational Institution or Relevant Company is engaged in any litigation or arbitration proceedings and there are no such proceedings pending or threatened by or against any Educational Institution or Relevant Company.
3...   The Controlling Entities are not aware of anything which is likely to give rise to any litigation or arbitration proceedings by or against any Educational Institution or Relevant Company.
4...   No Educational Institution or Relevant Company is the subject of any investigation, inquiry or enforcement proceedings or process by any Governmental Authority nor are the Controlling Entities aware of anything which is likely to give rise to any such investigation, inquiry or proceeding or process.
5...   There are no existing or pending judgments, awards or decisions affecting any Educational Institution or Relevant Company.
Section m..   Taxation. Except as disclosed in Exhibit 7.13:
1...   Each Tax required to be paid by the Educational Institutions and Relevant Companies before the Closing Date (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis, except for such Taxes, if any, being contested in good faith and as to which adequate reserves have been provided in accordance with IFRS. The Educational Institutions and Relevant Companies have made all required estimated advance Tax payments (monthly provisional payments or other provisioned payments) as required by applicable Law. Net taxable income of each of the Educational Institutions and Relevant Companies with respect to each period ending on or prior to the Closing Date has been determined in accordance with applicable Tax Law. Any Tax required by applicable Law to be withheld or collected by any of the Educational Institutions and Relevant Companies has been duly withheld and collected, and (to the extent required) each such Tax has been timely paid in full to the appropriate Governmental Entity;

2...    All Tax Returns referring to Decree Law N° 824, Decree Law N° 825, Law N° 20.780, Law N° 20.899 and Law N° 21.210 and any applicable Law relating to Tax required to be filed by or with respect to the Educational Institutions and Relevant Companies have been correctly and timely filed (taking into account any extension of time to file granted or obtained) and were prepared and presented pursuant to the accounting information of the Educational Institutions and Relevant Companies and according to Chilean Tax Law and Internal Revenue Service instructions.
3...   All Taxes shown to be payable on such Tax Returns and required to be paid before the Closing Date have been timely paid in full.
4...   No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Educational Institutions or the Relevant Companies that has not been satisfied by payment, settled or withdrawn.
5...   The Financial Statements, fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with IFRS.
6...   There are no outstanding or unsettled written claims, asserted deficiencies or assessments against any of the Educational Institutions and Relevant Companies for the assessment and collection of Taxes.
7...    No claim or other proceeding is pending or has been threatened against or with respect to Educational Institutions and Relevant Companies in respect of any Tax and there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Educational Institutions and Relevant Companies.
8...   The representations and warranties made in this Section 7.13 refer only to activities of the Educational Institutions and Relevant Companies carried out until the Closing and therefore are not intended to serve as representations or warranties regarding Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date.
Section n..   Tax Certificates. The Chilean Withholding Taxes provided for in the Tax Certificates have been prepared according to Law and are not less than the Chilean Withholding Taxes for which Fundación and the AIEP Buyer are liable with respect to the purchases of the LDES Shares and the LDES Education Shares, respectively.
Section o..   Employees and Employee Benefits. The Relevant Companies have no Employees and do not have any Obligation outstanding with any of their former Employees.

1...   Exhibit 7.15.1 contains a true, correct and complete list of Employees’ and directors’ benefit plans that are in addition to what applicable Law requires, including without limitation all pension, retirement, medical, stock option, severance, change-in-control or “golden parachute”, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other Employee benefit plans, programs, policies or other arrangements, under which any Employee, director or consultant of the Educational Institutions.
2...   The Educational Institutions have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the Employees and former Employees which were due to be paid on or prior to the Closing Date.
3...   Except as set forth on Exhibit 7.15.3, the Educational Institutions have withheld all amounts owing to Taxes required by Law or by contract to be withheld from the wages, salaries and other payments to Employees.
4...   The consummation of the Closing, whether alone or together with any other event, will not entitle any current or former employee, advisor or director of the Educational Institutions to severance payments, unemployment compensation or any other payment or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due any such current or former employee or director.
5...   None of the Educational Institutions and Relevant Companies are currently in the process or about to initiate the process of collective negotiation with its workers, and, as of the Effective Date, there are no activities on process by the workers’ organization that have as their objective the constitution of a union or the initiation of collective negotiations.
6...   None of the Educational Institutions and Relevant Companies is subject to a labor complaint, action or dispute, for which they have received written notice, other than the ones included in Exhibit 7.15.6 hereto.
Section p..   No Brokers Fees. The Educational Institutions, the Universities and the Relevant Companies have not hired, paid, pledged, or offered fees, remuneration, or compensation of any kind, to brokers, banks (commercial or investment), consultants, advisors, lawyers, accountants, auditors or other professionals for services related to the negotiation or celebration of this Agreement. The Educational Institutions, the Universities and the Relevant Companies have not paid or offered to pay any compensation to its dependents, managers, executives or directors for services related to the celebration of this Agreement, in addition to their normal and ordinary compensation previously agreed to with said dependents, managers, executives and directors in the Ordinary Course of Business.

Section q..   No Related Party Obligations. Except as set forth in Exhibit 7.17, there are no pending Obligations from the Universities, the Educational Institutions or the Relevant Companies to the Controlling Entities or any of its Affiliates.1
Section r..   Intellectual Property. Except as set forth on Exhibit 7.18 the conduct of the business of the Educational Institutions and Relevant Companies does not infringe or otherwise violate any Person’s Intellectual Property and as of the date hereof there is no such claim pending or threatened against the Educational Institutions or the Relevant Companies, as the case may be. Exhibit 7.18 sets forth a list of all trademarks and Internet domain names used by the Educational Institutions in their business all of which are owned exclusively by the Educational Institutions free and clear of all Liens.
Section s..   Insurance. Subject to Section 12.05., the Educational Institutions hold insurance in accordance with Laws and consistent the Ordinary Course of Business. The insurance policies contracted by the Educational Institutions are listed in Exhibit 7.19. The Educational Institutions are in compliance with all terms and conditions contained in all insurance policies and payment of insurance premiums.
Section t..   Disclaimer of the Controlling Entities. (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, NONE OF THE CONTROLLING ENTITIES, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, MANAGERS OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES, UNIVERSITIES, THE EDUCATIONAL INSTITUTIONS, THE RELEVANT COMPANIES OR THEIR RESPECTIVE PROPERTIES, ASSETS, SECURITIES OR BUSINESSES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (II) THE OPERATION OF THE SUCH ENTITIES BY FUNDACIÓN AND/OR THE AIEP ACQUIROR AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE UNIVERSITIES, THE EDUCATIONAL INSTITUTIONS OR THE RELEVANT COMPANIES AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. (b) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE CONTROLLING ENTITIES SET FORTH IN ARTICLE 9 NONE OF THE CONTROLLING ENTITIES, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, MANAGERS OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO FUNDACIÓN OR THE AIEP ACQUIROR, THEIR AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO FUNDACIÓN, ITS
2 Shall include any outstanding amount under the services agreement between Laureate Entities and the institutions.

AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OF, OR THE FUNDACIÓN, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE EDUCATIONAL INSTITUTION OR THE RELEVANT COMPANIES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE FUNDACIÓN, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN THE DATA ROOM, MANAGEMENT PRESENTATIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE FUNDACIÓN OR ITS AFFILIATES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 8.
FUNDACIÓN REPRESENTATIONS AND WARRANTIES.
Section a..   Organization. Fundación is a non-for-profit foundation duly organized and existing under the laws of the Republic of Chile.
Section b..   Authority. The execution of this Agreement has been approved by the board of directors of Fundación. The individuals who execute this Agreement on behalf of Fundación have all the required powers and authorizations from Fundación to execute this Agreement and to execute and perform all other agreements contemplated in this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes legal, valid and binding obligation of Fundación, enforceable against it in accordance with its terms.
Section c..   Non-contravention. The execution of this Agreement does not (i) contravene or infringe any provision set forth in the by-laws of Fundación; nor (ii) means, directly or indirectly, the breach of any agreement in which Fundación is party to.
Section d..   Independent Investigation
. Fundación has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Universities, the Educational Institutions and the Relevant Companies, which investigation, review and analysis was done by Fundación, its Affiliates and their respective directors, officers, employees, agents, advisors or other representatives. Fundación acknowledges that it, its Affiliates and their respective representatives have been provided adequate access to the personnel, properties, premises and records of the Universities, the Educational Institutions and the Relevant Companies for such purpose. In entering into this Agreement, (except for the representations and warranties contained in ARTICLE 7 and the Exhibits thereto and indemnification obligations of the Controlling Entities set forth in ARTICLE 9) Fundación acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Controlling Entities, its Affiliates or their respective representatives.
ARTICLE 9.
NON-COMPLIANCE AND INDEMNIFICATION.
Section a..   Controlling Entities’ Breach of Warranties. From and after the Closing, each of the Controlling Entities jointly and severally agrees to pay and to indemnify, hold harmless and defend Fundación or the AIEP Acquiror (each a “Buyer Indemnified Party”) from and against:
w.any and all Losses actually suffered or incurred by any Buyer Indemnified Party, arising out of or resulting from any inaccuracy or breach of any representation or warranty of the Controlling Entities contained in ARTICLE 7 of this Agreement (a “Controlling Entities’ Breach of Warranties”) provided that such indemnification shall be subject to the limitations set forth in ARTICLE 10 and provided further that the Controlling Entities’ Breach of Warranties will not give Buyer Indemnified Party the right to seek termination of this Agreement or to seek nullity or rescission; and
x.any and all Losses actually suffered or incurred by any Buyer Indemnified Party, arising out of or resulting from the breach of any covenant or agreement of the Controlling Entities contained in this Agreement.
Section b..   Special Indemnities. From and after the Closing, each of the Controlling Entities jointly and severally agrees to pay and to indemnify, hold harmless and defend the Buyer Indemnified Parties, and authorize the AIEP Acquiror, to withhold and deduct from the LDES Shares Second Installment any amounts owing to the following (the “Special Indemnities”):
1...   any amounts of Chilean Withholding Taxes not provided for in the Tax Certificates;
2...   any amounts of Taxes arising from the LCH Education Capital Increase not covered by the amounts paid under Section 4.02(v), and any Losses arising from the LCH Education Capital Increase incurred by LCH Education;
3...   any Taxes imposed, assessed or collected arising from any audit carried out by the Servicio de Impuestos Internos in connection to the recognition of income originated in AIEP’s enrollment process for the commercial years 2019 and 2020 (until the Closing Date) (the “AIEP Contingency”), provided that any such Taxes shall be treated as a Legal Action in accordance with Section 10.03.;

4...   the amount of any Obligations, existing as of the Closing Date, from the Universities, the Educational Institutions or the Relevant Companies to the Controlling Entities or any of its Affiliates, different than those set forth in in Exhibit 7.17; or
5...   any amount by which the Tax Refunds paid to the Educational Institutions and/or the Relevant Companies is less than the Tax Refund Amount.
Section c..   Deductions. (a) Any deductions made pursuant to Section 9.02. shall be treated as an adjustment to the portion of the LDES Education Shares Purchase Price payable to Laureate International, BV. (b) any Loss arising from an Special Indemnity, which the AIEP Acquiror is entitled to deduct from the LDES Shares Second Installment pursuant to Section 9.02., shall be multiplied by 1.05 exclusively for purposes of such deduction. (c) except for the events described in Section 9.02.4, to the extent the amount of a Special Indemnity has not been finally resolved by a final and non-appealable judgement, AIEP Acquiror shall be entitled to withhold the amount provided in a Governmental Order of the Servicio de Impuestos Internos (Citación or Liquidación) until such final and non-appealable judgement is passed, provided that such withheld amount is deposited with a mutually agreed escrow agent, and provided further that such Special Indemnity shall be treated as a Legal Action in accordance with Section 10.03. (d) the Fundación and the AIEP Acquiror shall inform in writing to the Controlling Entities any withholding and deduction to the LDES Education Shares Purchase Price that it intends to make, providing all information necessary to justify the right to make such deduction, and shall give the Controlling Entities the opportunity to contest such decision.
Section d..   Rights of Parties. For the avoidance of doubt, should AIEP Acquiror not deduct from the LDES Education Shares Second Installment any amounts pursuant to Section 9.02. such decision shall not prevent Fundación and/or AIEP Acquiror from seeking indemnification under this Agreement, if applicable.
Section e..   Fundación’s Breach of Warranties. From and after the Closing, Fundación agrees to pay and to indemnify, hold harmless and defend the Controlling Entities from and against any and all Losses actually suffered or incurred by any of the Controlling Entities, arising out of or resulting from any inaccuracy or breach of any representation or warranty of Fundación contained in ARTICLE 8 of this Agreement (a “Fundación’s Breach of Warranties”).
Section f..   Currency for Indemnifications. For the purposes of this ARTICLE 9. and ARTICLE 10. (i) when determining whether a threshold or ceiling have been met regarding any alleged Loss, the relevant amounts shall be converted to Dollars at the rate published on the date the claim is notified to the indemnifying party by the Central Bank of Chile, using for such purposes the average of the exchange rates between Chilean Pesos and Dollars (expressed in Chilean Pesos per Dollar) calculated as published for such date by the Central Bank of Chile pursuant to paragraph No. 6 of Chapter I of the Compendium of Rules on Foreign Exchange of the Central Bank of Chile, or to another equivalent rate or, if no such rate is published by the Central Bank of Chile in case any Adverse Consequences denominated in Chilean Pesos and (ii) any payment shall be made in Dollars at the rate specified above.
Section g..   No Duplication. Any amounts payable pursuant to the indemnification obligations under this ARTICLE 9. shall be paid without duplication and in no event shall a Buyer Indemnified Party be indemnified under different provisions of this Agreement for the same Loss even if such Loss results from, arises out of or relates to the breach of more than one of the representations, warranties, covenants or agreements made by the Controlling Entities in this Agreement.
Section h..   Survival of Representations. The representations and warranties of the parties hereto contained in this Agreement and the obligations under Section 9.02. shall survive the Closing for a period of 12 months after the Closing; provided, however, that (a) the Fundamental Representations shall survive the Closing Date for the applicable statute of limitations (as provided by the appropriate Dutch, Chilean or Mexican Law, as applicable); and (b) any Claim Notice made in accordance with Section 10.03 within the time periods set forth in this Section 9.08., shall survive until such claim or withholding and deduction is finally and fully resolved. None of the covenants or agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing and such surviving covenants and agreements shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreements and covenants.
ARTICLE 10.
LIMITATION OF LIABILITY.
Section a..   Claims. Fundación cannot claim damages against the Controlling Entities for Controlling Entities’ Breach of Warranties, unless Fundación has presented such claim, within the term set forth in Section 9.08. in writing to the Controlling Entities (a “Claim Notice”), specifying (in reasonable detail) the subject matter to which the claim is referring, the nature of the breach of the warranties and the estimated amount of damages claimed (detailing the calculation made by the Fundación with respect to the Loss suffered by the Buyer Indemnified Party, provided that such estimation shall not be conclusive of the final amount of such claim and demand.
Section b..   Basket. De Minimis. Maximum Liability. Notwithstanding anything to the contrary contained in this Agreement: (i) the Controlling Entities shall not be liable for any Losses pursuant to Controlling Entities’ Breach of Warranties (other than Fundamental Representations) or the AIEP Contingency unless and until the aggregate amount of indemnifiable Losses arising therefrom incurred by any or all of the

Buyer Indemnified Parties taken as a whole exceeds $1,000,000 (the “Basket”), whereupon the Controlling Entities shall be liable for the amount of any Losses in excess of the Basket except for the case of the AIEP Contingency in which the Controlling Entities shall be liable for the entire amount of any Losses including the Basket; (ii) no Losses may be claimed owing to Controlling Entities’ Breach of Warranties (other than Special Indemnities) or shall be included in calculating the Basket other than Losses in excess of $ 25,000 (provided that a series of events or occurrences, stemming from the same cause or generated by the same pattern of facts or from the same inaccuracy or breach, shall be deemed as a single event or occurrence); (iii) the maximum amount of indemnifiable Losses which may be recovered from the Controlling Entities arising out of Controlling Entities’ Breach of Warranties (other than Fundamental Representations or claims or causes of action arising from fraud or willful misconduct (dolo)) and Special Indemnities shall be an amount equal to 10% of LDES Education Shares Purchase Price, including any mount withheld and deducted pursuant to Section 9.02.; (iv) the Controlling Entities shall have no liability under this Agreement with respect to Controlling Entities’ Breach of Warranties or Special Indemnities to the extent arising out of (A) Buyer Indemnified Party’s own demonstrable own gross negligence or willful misconduct, or (B) Buyer Indemnified Party’s breach of a covenant provided under this Agreement, or (C) transactions or actions taken by any Buyer Indemnified Party on or after the Closing breaching any applicable Law or this Agreement, in each case provided that Buyer Indemnified Party shall use its commercially reasonably efforts to mitigate its Losses upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable pursuant to a Controlling Entities’ Breach of Warranties or Special Indemnities; provided, however that the foregoing shall not deemed to impose any obligation or duty to initiate legal proceedings to seek such recovery; and (v) in the case of breaches of any Fundamental Representations, the maximum aggregate amount of indemnifiable Losses that may be recovered from the Controlling Entities is one hundred percent (100%) of the LDE Education Shares Purchase Price.
Section c..   Procedure. When any Buyer Indemnified Party becomes aware of facts constituting a Controlling Entities’ Breach of Warranties or becomes aware of the existence of a suit, claim, action or summons against any Buyer Indemnified Party relating to a subject matter that can serve as a basis for claiming damages against the Controlling Entities for a Controlling Entities’ Breach of Warranties, Fundación (jointly with the respective Buyer Indemnified Party), shall follow the procedure set forth in the foregoing sub-sections.
1...   Fundación shall send the Controlling Entities a Claim Notice within the survival period set forth in Section 9.08. provided that in case of a Legal Action the Claim Notice shall be sent within the period set forth in Section 10.03.3.

2...   Fundación shall reasonably cooperate with the Controlling Entities, deliver all necessary information and grant reasonable access to the Controlling Entities to all personnel, documents and records that are relevant and that the Controlling Entities reasonably requests in writing, with the objective of avoiding, disposing, opposing, mitigating, compromising, agreeing, defending or appealing any of said claims.
3...   Legal Actions. In the event that a claim, administrative complaint or other action (a “Legal Action”) in relation to any subject matter covered by the Controlling Entities’ representations warranties is initiated against Fundación or one or more of the Educational Institutions or Relevant Companies (the “Affected Company”), the Fundación shall promptly send to the Controlling Entities the Claim Notice communicating the existence of said Legal Action and shall deliver a copy of all the written documentation received in relation to the same, provided, however, that failure to send such Claim Notice shall not affect the indemnification provided hereunder, except to the extent the Controlling Entities shall have been actually and materially prejudiced as a result of such failure. The Controlling Entities shall assume the defense of the Legal Action and notify Fundación in writing that the Controlling Entities has taken up such defense within 20 calendar days of the receipt of Claim Notice from Fundación of the existence of the Legal Action or within such lesser period of time which enables the Controlling Entities to answer or challenge such Legal Action in a timely fashion. During such 20-calendar day (or lesser, if applicable) period, Fundación shall be entitled to make such filings as are necessary to preserve the parties’ positions and rights with respect to such Legal Action. Once the Controlling Entities assume the defense of a Legal Action, the Controlling Entities shall be entitled to take such actions, and retain such experts, consultants and/or counsel, at its expense, as it believes in good faith may be necessary or appropriate to assume and control the defense of the Legal Action and shall be the only one responsible for the costs of said defense and for the results of the Legal Action, reimbursing on behalf of the Controlling Entities the Affected Company for all sums that the Affected Company must pay in relation to the Legal Action and as a result of same. If the Controlling Entities do not take any effective or likely to be effective course of action within the term referred to above, or if the Controlling Entities in their communication do not assume full responsibility for the defense of the Legal Action expressly, then Fundación or the Affected Company may freely decide in which form to defend the Legal Action, being able to hire such experts, consultants and/or counsel and present the objections, allegations and defenses that Fundación or the Affected Company deems appropriate. If Fundación or the Affected Company assumes the defense of the Legal Action and the result of same is adverse to Fundación or to the Affected Company, the Controlling Entities shall not be entitled to claim as a complete defense or as limitation of its own liability, the fact that Fundación or the Affected Company did not properly defend the Legal Action.
4...   If the Controlling Entities assume, at its own cost, exclusive responsibility for the defense of a Legal Action, the Affected Company shall (i) permit the Controlling Entities to assume the complete defense in said Legal Action provided that Fundación or the Affected Company may participate in such defense at its own expense; (ii) carry out, in representation of the Affected Company, all those acts that the Controlling Entities in good faith believe appropriate, and grant (or the Affected Company shall grant) the Controlling Entities assistance reasonably required to avoid, dispute, oppose, defend or appeal any of said claims, and (iii) instruct lawyers and other professional advisors that the Controlling Entities shall act on behalf of the Affected Company, whatever the case may be; subject, however, in all the enumerated cases to the following: (1) that the Controlling Entities shall keep Fundación or the Affected Company informed of the progress of the defense and the projected actions; and (2) that the lawyers and other professionals designated by the Controlling Entities are approved by Fundación or the Affected Company (approval that cannot be unreasonably withheld).
5...   The Controlling Entities shall not be entitled to assume the defense of a Legal Action (i) unless the Controlling Entities admit irrevocably and unconditionally to Fundación and/or the relevant Affected Company in writing and in a legally binding manner their liability in respect of the Legal Action; or (ii) if the exercise of the right to defend the Legal Action, in the opinion of the Affected Company, be reasonably be likely to have an adverse effect on the goodwill, business or affairs of the Affected Company or a potential conflict of interest exists in respect of any such claim; or (iii) if the exercise of any conduct rights would render any policy of insurance maintained by the Affected Company or available to it, void or voidable or entitle the relevant insurer to repudiate or rescind any such policy; or (iv) the potential imposition of criminal liability against Fundación and/or the relevant Affected Company exists.
6...   The Controlling Entities may not settle any Legal Action without the consent of Fundación and/or the relevant Affected Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the consent of Fundación and/or the relevant Affected Company shall not be needed if a Legal Action is settled and the settlement calls solely for the payment of monetary damages to be born exclusively by the Controlling Entities and does not impose equitable relief on Fundación and/or the relevant Affected Company or requires Fundación and/or the relevant Affected Company to admit fault.
7...   In the case of a Claim Notice that is not a Legal Action, upon such notice having been given to the Controlling Entities, the Controlling Entities shall have 30 Business Days in which to notify Fundación in writing (the “Disagreement Notice”) that the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Disagreement Notice is not given to Fundación within the required 30 days, the Controlling Entities’ shall be obligated to pay Fundación the amount set forth in the Claim Notice 30 days after the date that the Claim Notice has been given to the Controlling Entities. In the event that a Disagreement Notice is timely given to Fundación, the parties hereto shall have 30 days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available remedies to resolve such dispute.
8...   In the event of a Claim Notice, the amount of which (i) is undisputed by the Controlling Entities, (ii) is finally determined through settlement pursuant to Section 10.03; (iii) is finally determined by a final judgment from which no appeal may be taken or (iv) was disputed but as to which (x) a final arbitral award has been rendered pursuant to ARTICLE 16 hereof or (y) an agreement has been reached between the Controlling Entities and Fundación, such amount shall, subject to the terms and conditions of this ARTICLE 10, conclusively be deemed a liability of the Controlling Entities’ hereunder and shall be paid to Buyer Indemnified Party within 30 days of being so deemed, in cash by wire transfer of immediately available funds, and shall finally and conclusively resolve the matter that was the subject of such indemnification.
Section d..   Insurance. The amount of any Loss for which indemnification is provided under this Agreement shall be net of any amounts that are actually recovered by a Buyer Indemnified Party under insurance policies (net of deductibles or self-insured retentions) or indemnity or contribution agreements or otherwise with respect to such Loss. The Buyer Indemnified Party (as applicable) shall seek recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance or recovery is made by any party with respect to any Loss for which any such Person has been indemnified hereunder and has received funds in the amount of the Loss or portion thereof, then a refund equal to the aggregate amount of the recovery (subject to the other limitations set forth herein) shall be made.
Section e..   Exclusive Remedy. The Controlling Entities, Fundación and the AIEP Acquior acknowledge and agree that the foregoing indemnification provisions shall be the exclusive remedy of the parties with respect to the Universities, the Educational Institutions and the Relevant Companies, and the transactions contemplated by this Agreement, and waive any remedies allowing the resolution of this Agreement or the transaction contemplated hereunder after Closing has occurred. In addition, the parties declare and acknowledge that the rules set forth in Paragraph 8, Title XXIII, Book Four of the Civil Code, regarding latent defects (vicios redhibitorios) shall not be applicable to this Agreement and are hereby expressly and irrevocably waived.
ARTICLE 11.
TERMINATION.
Section a..   Termination. This Agreement may be terminated:
i.at any time, by mutual consent of the Controlling Entities and Fundación;

ii.by either party, if the Closing shall not have occurred by September 15, 2020 or such later date as may subsequently be agreed upon in writing by the parties hereto, provided, however, that the right to terminate this Agreement pursuant to this Section 11.01 (ii) shall not be available to any party whose breach of any covenant or agreement under this Agreement shall have been a material cause of, or resulted in, the failure of the Closing to occur on or before such date;
iii.prior to the Closing Date, by either party if there shall be any Law or Governmental Order that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;
iv.by Fundación, if the Controlling Entities breach or fail to perform any of their covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Controlling Entities contained in this Agreement fail to be true and correct in any material respect; or
v.by the Controlling Entities, if Fundación breaches or fails to perform any of its covenants or agreements contained in this Agreement, including the failure to cause the AIEP Acquiror to assume all rights and obligations under this Agreement, or if any of the representations or warranties of Fundación contained in this Agreement fail to be true and correct in any material respect.

Section b..       Effect of Termination. In the event of termination of this Agreement as provided in Section 11.01. , this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) if this Agreement is terminated by the Controlling Entities pursuant to clause (v) of Section 11.01., the Controlling Entities shall not be obligated to reimburse the LDES Purchase Price, and shall be entitled to retain such amount as penalty for Fundación’s breach (clausula penal), and Fundación shall be obligated to return to the Controlling Entities the LDES Shares free and clear of any Lien; and (b) nothing herein shall relieve any party hereto from liability for any intentional breach of this Agreement occurring prior to such termination.

ARTICLE 12.
POST-CLOSING COVENANTS.
Section a..   Non-Solicitation. For a period of twelve (12) months from and after the Closing Date, (i) the Fundación shall not, and shall cause the Universities, the Educational Institutions and the Relevant Companies not to, solicit for employment or retention or hire, any officer or current employee of the Controlling Entities or their Affiliates, or induce them to leave the respective employer provided that nothing herein shall prevent the hiring of any officer or employee whose employment contract has been terminated; and (ii) the Controlling Entities and their Affiliates shall not solicit for employment or retention or hire, any officer or current employee of the Universities, the Educational Institutions or the Relevant Companies, or induce them to leave the respective employer provided that nothing herein shall prevent the hiring of any officer or employee whose employment contract has been terminated.
Section b..   Confidentiality. For a period of twenty four (24) months from and after the Closing Date, the Controlling Entities and its Affiliates will refrain from using any of the Universities, the Educational Institutions, and the Relevant Companies’ Confidential Information except in connection with this Agreement. The foregoing restrictions on disclosure shall not apply to information which subsequently and lawfully comes into either Controlling Entities or its Affiliates’ possession from a third Person who is lawfully in possession of such information and who is not in violation of any contractual, legal or fiduciary obligations to Fundación, the AIEP Acquiror or the Universities, the Educational Institutions or the Relevant Companies in making such disclosure. In the event that any Controlling Entities or its Affiliates is requested or required pursuant to an oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any of the Universities, the Educational Institutions or the Relevant Companies Confidential Information, such Controlling Entity or Affiliate will, to the extent permitted by applicable Laws, notify Fundación or the AIEP Acquiror promptly of the request or requirement so that they may seek an appropriate protective order or waive compliance with the provisions of this Section 12.02. This provision shall apply for any information obtained pursuant to Section 13.03 for a period of thirty-six (36) months from and after the Closing Date.
Section c..   Transitional Services. No later than 30 days following the Closing Date, the parties shall, and shall cause their respective Affiliates, including in the case of Fundación and the AIEP Acquiror, the Universities and the Educational Institutions, to enter into the amendments and termination to existing agreements and new agreements, as applicable, under the terms and conditions set forth in Exhibit 12.03 hereof.
Section d..   Names. As soon as reasonably practicable (and, in any event, within 60 days) after the Closing Date, Fundación and the AIEP Acquiror shall use all reasonable efforts to procure that the name of any Relevant Company whose name includes the word “Laureate” is changed so that it no longer contains the word “Laureate”.
Section e..   Insurance. Fundación and AIEP Acquiror acknowledge and agree that, by virtue of this Agreement and effective from and after the Effective Date, (i) the Universities, the Educational Institutions and the Relevant Companies will cease to be insured by any insurance policies of, or secured by, Laureate and its Affiliates and (ii) Fundación, the AIEP Acquiror and its Affiliates (including the Universities, the Educational Institutions and the Relevant Companies) shall be solely responsible for procuring, paying for and maintaining insurance coverage for the Universities, the Educational Institutions and the Relevant Companies. The Controlling Entities and its Affiliates shall cooperate with Fundación and AIEP Acquiror and shall make its best efforts to obtain an extension of coverage for a transitional period, but assumes no liability if current carriers do not agree to such extension; provided that any premiums that may be recovered in connection with such insurance shall inure to the benefit of the party that originally paid such premiums, and provided further that any new insurance policy put in place after the Closing Date shall be the first insurance to apply and any coverage afforded by insurance programs arranged by Laureate and its Affiliates shall be se secondary.
Section f..   Post-Closing Cooperation. The Controlling Entities, Fundación and AIEP Acquiror shall cooperate with each other, and shall cause their Affiliates (including the Universities, the Educational Institutions and the Relevant Companies) and their officers, employees, agents, auditors and representatives to cooperate with each other, for a reasonable period after the Closing Date to ensure the orderly transition of the Universities, the Educational Institutions and the Relevant Companies from the Controlling Entities to Fundación and AIEP Acquiror and to minimize any disruption to the Universities, the Educational Institutions and the Relevant Companies and the other respective operations of the Controlling Entities and its Affiliates that may result from the transactions contemplated by this Agreement. After the Closing, upon reasonable written notice, each party shall furnish or cause to be furnished to each other and their Affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Universities, the Educational Institutions and the Relevant Companies (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters. The parties and their Affiliates shall fully cooperate with each other regarding pending insurance claims filed prior to the Closing Date.
Section g..   IEDE Mexico. The Controlling Entities shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to complete the dissolution of IEDE Mexico as soon as legally practicable after the date hereof, including by seeking to fulfill all approvals and permits from Governmental Authorities and other Persons and promptly furnishing all information requested by AIEP Acquiror, any Governmental Authority or any other Persons in connection with the obtainment of such approvals in each case as soon as practicable after the date hereof.
Section h..   IESA Leases. The Controlling Entities shall collaborate with AIEP Acquiror in order to obtain from the lessors under the lease agreements set forth in Exhibit 12.08 their consent to accept AIEP as a direct leasee, provided that should AIEP Acquiror fail to obtain such consent the Controlling Entities shall cause IESA to maintain the existing lease agreement with such lessors in the terms and conditions existing prior to the Closing Date.
ARTICLE 13.
TAXES.
Section a..   Preparation of Tax Returns. Fundación shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Educational Institutions and Relevant Companies for all taxable periods that end on or prior to the Closing Date and that have not yet been filed and are required to be filed after the Closing Date (such periods, “Pre-Closing Tax Periods”), in each case consistent with applicable Tax Law. Fundación shall cause any amounts shown to be due on all Tax Returns for Pre-Closing Tax Periods to be timely remitted to the applicable Governmental Authority no later than the date on which such Taxes are due.
Section b..   Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), Fundación shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Educational Institutions and Relevant Companies for all such Straddle Periods consistent with applicable Tax Law. Fundación shall cause any amounts shown to be due on such Straddle Period Tax Returns to be timely remitted to the applicable Governmental Authority no later than the date on which such Taxes are due.
Section c..   Cooperation. From and after the Closing Date, Fundación, AIEP Acquiror, the Controlling Entities and each of their Affiliates, including the Educational Institutions and the Relevant Companies, shall deploy reasonable commercial efforts to cooperate, and Fundación and AIEP Acquiror shall procure that the Educational Institutions and the Relevant Companies reasonably cooperate, including giving access to books and records the Controlling Entities reasonably may request relating to Taxes in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Controlling Entities shall be able to retain a copy of Tax Returns, work papers and a copy of all material records or a copy of other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Universities, Educational Institutions and Relevant Companies for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (as determined by any relevant Tax authority) or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 13.03 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding
ARTICLE 14.
MISCELLANEOUS.
Section a..   Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section b..   Exhibits. All the exhibits referred to in any section of this Agreement (the “Exhibits” and any of which an “Exhibit”) are understood to be part of this Agreement, for all legal purposes.
Section c..   Amendment. This Agreement may not be amended or modified except by written document signed by the party affected by such amendment, and expressly stating that it is intended to amend this Agreement.
Section d..   Waiver. At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the Obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made by the other party and contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein; provided, however, any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.
Section e..   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.
Section f..   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral with respect to the subject matter hereof.
Section g..   Assignment. Except as expressly contemplated in this Agreement, neither this Agreement nor any right, remedy, Obligation or liability arising under or by reason of this Agreement shall be assignable by any party to this Agreement without the prior written consent of the other party.
Section h..   Binding Effect. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
ARTICLE 15.
APPLICABLE LAW.
i.This Agreement is governed by, and construed in accordance with, the laws of the Republic of Chile.
ARTICLE 16.
ARBITRATION.
Section a..   Arbitration. Any difficulty or controversy arising among the parties to the this Agreement with respect to the application, interpretation, duration, validity or execution of the this Agreement, or for any other reason, shall be submitted to arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. The claimant shall nominate one arbitrator in the request for arbitration. The respondent shall nominate one arbitrator in the answer to the request. The two party-nominated arbitrators shall then have 30 days to agree, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the International Chamber of Commerce shall select the third arbitrator (or any arbitrator that claimant or respondent shall fail to nominate in accordance with the foregoing). The place of arbitration shall be Santiago, Chile. The language of the arbitration shall be English. The law governing this arbitration agreement shall be the Laws of the Republic of Chile.
Section b..   Costs. During the course of the arbitration, the parties shall bear their own expenses, costs and fees of their attorneys, representatives and technical assistants. At the end of the arbitration, the arbitration panel shall establish in the arbitration award the criteria for the reimbursement of such expenses, costs and legal fees in favor of the Party that prevails, always in the proportion that such Party prevailed.
Section c..    Confidentiality. The parties agree that the existence, contents and result of the arbitration shall be always kept confidential during its entire course and also after it is concluded. All elements of the arbitration (including the arguments of the parties, evidence, reports, decisions, third party statements and any documents submitted or exchanged within the proceeding) may only be disclosed to the arbitration panel, to the parties, their attorneys, technical assistants and to persons necessarily bound to the arbitration proceeding, except if the disclosure is required for the compliance of the obligations imposed by applicable Law.
ARTICLE 17.
NOTICES.
All communications, notices, Claim Notices, requests, or requirements pursuant to this Agreement shall be made in writing and become effective only if they have been delivered personally or via e-mail to:
1...   In the case of the Controlling Entities:
a.Rick Sinkfield
b.Chief Legal Officer
c.Laureate Education, Inc.
d.650 South Exeter St.
e.Baltimore, MD 21202

with a copy to:

Pablo Guerrero
Barros & Errázuriz Abogados
Av. Isidora Goyenechea 2939, Piso 10
f.Santiago, Chile

2...   In the case of Fundación:
a.Jorge Selume
b.Avenida Kennedy 5454, Office 1701
c.Las Condes
Santiago, Chile

with a copy to:

Alejandro Alvarez
Bofill Mir & Alvarez Jana
Av. Andres Bello 2711, Piso 8
d.Santiago, Chile

ARTICLE 18.
COUNTERPARTS.
This Agreement is executed in two counterparts of even wording and date, and each party shall retain one of them.
(signature page to follow)
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

LAUREATE INTERNATIONAL, B.V.

By: __/s/ Richard H. Sinkfield_______
Title: __Attorney-in-Fact___________

LAUREATE I, B.V.

By: __/s/ Richard H. Sinkfield_______
Title: __Attorney-in-Fact___________

SERVICIOS REGIONALES UNIVERSITARIOS LE, S.C.

By: __/s/ Richard H. Sinkfield_______
Title: __Attorney-in-Fact___________
FUNDACIÓN EDUCACIÓN Y CULTURA

By: _/s/ Jorge Selume_________ _____
Title: ___________________________